BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090204

Filed in the office of	Document Number
Barbara K. Cegavske	20180176066-87
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 04/18/2018 12:30 PM
	Entity Number E0736372007-3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

YAKUN INTERNATIONAL INVESTMENT AND HOLDING GROUP

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 is amended in its entirety to read as follows:

"3. Authorized Stock:

The Corporation shall be authorized to issue 1,005,000,000 shares of capital stock, of which 1,000,000,000 shares shall be common stock, $0.001 par value ("Common Stock"), and 5,000,000 shares shall be preferred stock, $0.0001 par value ("Preferred Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: a majority of voting power

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer Sayge Tang, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT TO

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

YAKUN INTERNATIONAL INVESTMENT AND HOLDING GROUP

Shares of Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the "Board of Directors") is hereby authorized to fix by resolution or resolutions the classes, series, and number of each class or series of stock as provided in Nevada Revised Statutes ("NRS") 78.195, 78.1955, and 78.196, as well as prescribe the voting powers, if any, designations, powers, preferences, and the relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, of any unissued class or series of Preferred Stock; to fix the number of shares constituting such class or series; and to increase or decrease the number of shares of any such class or series, but not below the number of shares thereof then outstanding.